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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
Iroquois Bancorp, Inc:

We consent to incorporation by reference in the registration statement for the 1996 Stock Option Plan on Form S-8 of Iroquois Bancorp,Inc. of our report dated January 26, 1996, relating to the consolidated balance sheets of Iroquois Bancorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report has been incorporated by reference in the December 31, 1995 annual report on Form 10-K of Iroquois Bancorp, Inc.



Syracuse, New York
August 5, 1996


                                   /s/ KPMG Peat Marwick LLP